Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 33-32526, No. 33-18771, No. 33-61439, No. 33-62710, No. 333-43056, No. 333-88030, and No. 333-120971, pertaining to the 1986 Long-Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, and the Belo 2004 Executive Compensation Plan, Form S-3 No. 333-25579 pertaining to the registration of $1,500,000,000 of debt securities and warrants to purchase debt securities of Belo Corp., and Form S-3 No. 333-134420 pertaining to the registration of $1,000,000,000 of debt securities of Belo Corp. of our reports dated February 28, 2008, except for Note 3 — “Discontinued Operations, as to which the date is August 8, 2008, with respect to the consolidated financial statements of Belo Corp. and subsidiaries included in this Current Report (Form 8-K) for the year ended December 31, 2007.
Dallas, Texas
August 8, 2008